EXHIBIT 99.5

MAGNUS INTERNATIONAL RESOURCES INC. UPDATES ON MANGSHI PROPERTY:
ACQUIRES MINING PERMIT INTERESTS WITHIN MANGSHI EXPLORATION AREA;
NEARS CLOSING OF LETTER AGREEMENT TO ACQUIRE GOLDEN RIVER RESOURCES, CORP.;
AND FORMULATES NEAR-TERM EXPLORATION PLANS

Las Vegas, Nevada – November 3, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) announces, in relation to the Mangshi exploration property it is in the process of acquiring from First Fortune Investments Inc. (“First Fortune”) (see earlier press release of August 3, 2005), that it has entered an adjunct agreement with Team 209 to acquire two mining permits located within the Mangshi exploration license area.  In addition, the Company is pleased to announce that it has received many of the government approvals required in closing its Letter Agreement with First Fortune, dated July 26, 2005, and the Company anticipates that it will close that Letter Agreement in early November. Closing on the Letter Agreement will finalize the acquisition of Golden River Resources Corp., by Magnus, which is currently participating in a Co-operative Joint Venture with Team 209 to explore the Mangshi exploration property.

On July 26, 2005, Magnus entered into the Letter  Agreement to acquire 100% of the issued and outstanding shares of Golden River Resources Corp., a private British Columbia company (“Golden River”), which is participating in a Co-operative Joint Venture pursuant to an agreement dated August 29, 2003 (the “Mangshi Joint Venture”), between Golden River and Brigade 209 of the Nuclear Industry of Yunnan Province, People’s Republic of China (“Team 209”).

Under the Mangshi Joint Venture, Golden River and Team 209 formed a sino-foreign joint venture company, Yunnan Western Mining Ltd. (“Western Mining”).  The Mangshi Joint Venture gives Golden River the right to earn a 90% interest in a mineral exploration license comprising approximately 113.96 square kilometers.  The license is located in the Luxi Gold Belt in the western part of Yunnan Province, People’s Republic of China, and the property is known as the Mangshi Property (“Mangshi”).

Within the Mangshi exploration area are two smaller mining permits where small scale heap leach mining operations are conducted.  On October 29, 2005, the Company agreed to purchase these mining permits from a division of Team 209 known as 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine in exchange for 150,000 common shares in the Company.  Under this mining license transfer agreement (the “Transfer Agreement”), the mining license holding the permits will be transferred to Western Mining (the joint venture company holding the larger exploration license) and 75,000 of the 150,000 common shares in Magnus will not be issued until the mining license is successfully transferred and all necessary government approvals for the transfer are obtained (the other 75,000 shares are due to be issued with 15 days of executing the Transfer Agreement, but are still contingent on the Letter Agreement closing).  The existing heap leach operations will continue to be operated by Team 209 under the Transfer Agreement, but only to a maximum depth of 15 meters from the current depth, and only for a maximum period of 2 years (plus 1 year for transition) from the date of execution, and only for resources as defined under the agreement (gold in loose unconsolidated red soil).  Magnus maintains an option to purchase the existing estimated resources within the mining license at any time.

Pursuant to the Letter Agreement, Magnus will acquire 100% of the shares of Golden River from First Fortune (TSX Venture Exchange - FRF) for a total consideration of up to US$400,000.  Magnus agreed to put US$400,000 in trust with its legal counsel, of which up to US$100,000 will be released directly to Team 209 on behalf of First Fortune for Golden River’s outstanding debt owing to Team 209 with respect to operating costs of Western Mining to date.  Furthermore, US$200,000 is to be released to First Fortune upon receipt of all necessary government approvals having been received by Team 209 and Golden River with respect to: (a) the transfer of 100% of the shares of Golden River to the Company; and (b) for certain amendments to the Joint Venture and specifically allowing Magnus additional time to make certain required capital contributions under the Joint Venture.  Moreover, under the Letter Agreement Magnus has also agreed to pay US$100,000 to First Fortune on or before the day that is 12 months from the closing date of the Letter Agreement, which is to be a day on or before the third day after the government approvals and amendments to the Joint Venture have been satisfied.

As of October 31, 2005, the Company has received some of the government approvals for the new capital contribution schedule as set forth below and has received Yunnan provincial approval for the transfer of the beneficial ownership of Golden River from First Fortune to Magnus.  It is anticipated that the acquisition of Golden River will close in November of 2005.

Upon closing the Letter Agreement, the Company will assume all of Golden River’s obligations and benefits under the terms of the Mangshi Joint Venture.  The terms of the Mangshi Joint Venture will require the Company to expend, through its subsidiary Golden River, a total of US$3,010,000 on the area covered by the Exploration License over a period of roughly four years.  The amended Mangshi Joint Venture capital contribution schedule, which was approved by the Yunnan Provincial government, will require the following capital contributions by the following dates: US $500,000 by December 31, 2005; an additional US $1,000,000 by December 31, 2006; and an additional US $1,510,000 by December 31, 2007.  Increments of 30% interest in Western Mining shall be earned for every aggregate of US$1,000,000 contributed by the Company.  Team 209 will retain a carried interest of 10% in Western Mining upon the completion of the contributions by the Company of the aggregate total of US$3,010,000.  Further contributions by the Company beyond US$3,010,000 will not dilute the 10% carried interest of Team 209.

The Mangshi Property

There is an abundance of geological information already available about the property, and a report on the property pursuant to Canadian National Instrument 43-101, dated October 27, 2003, has already been published.  The report was prepared by Ruben S. Verzosa, P. Eng, and an updated version of this report will be made available soon on the Company’s website located at www.magnusresources.com. Mr. Verzosa is a qualified person as defined by National Instrument 43-101 in Canada and is a member of the Association of Professional Engineers and Geoscientists of British Columbia.  Mr. Verzosa has also been hired by the Company as Project Manager to assist with the immediate exploration of the Mangshi Property.

The 113.96 square kilometer Joint Venture exploration license comprising the Mangshi Property includes gold prospects within the Luxi Gold Belt.  The Luxi Gold Belt is characterized by numerous gold occurrences along a 40km northeasterly geological trend in western Yunnan Province.  The Mangshi Property is located 25km southwest of Luxi City, a regional center of approximately 300,000 people and accessible by road and air transportation from several major destinations in China.

The Mangshi Property is chiefly underlain by a Permian dolomitic limestone and Triassic to Jurassic sedimentary units juxtaposed by northeasterly and generally west-dipping normal and reverse faults.  There appear to be two styles of gold mineralization at the Mangshi Property.  The gold at the three heap leach operations occurs as fine particles in silicified and clay-altered clasts in a breccia-like flat-lying unit at the contact of Permian dolomitic limestone and Jurassic sandstone.  The thickness of the breccia unit ranges up to 30 metres. The other style of mineralization comprises pyrite and gold in dominantly silicified and clay-altered fine grained Jurassic sandstone.  This latter style of gold mineralization is deemed more significant as it bears resemblance to similar sedimentary rock-hosted gold deposits in neighboring Gizhou Province, which are considered of the “Carlin type” gold deposition model.  The Maiwoba and the Guoyan mining leases are inside the Mangshi Property where Golden River has the exploration rights below the 1060m and 1110m elevations, respectively.

Exploration Plans for the Mangshi Property

Following receipt of regulatory and government approvals, the Company intends to begin a two-phased exploration program at the Mangshi Property.  The first phase is expected to include geological mapping, rock sampling, geochemistry, trenching, and test-pitting along with systematic geophysical Induced Polarization surveying. This will be followed by a second phase consisting primarily of diamond drilling.  To date, there has been a great deal of geological testing, of various types, conducted on the Mangshi Property, and thus the Company has a great deal of existing information to draw from.  The Company anticipates that, based on the abundance of readily available information and the relatively easy access the property offers, that a drilling program can commence as early as January 2006.

An environmental baseline study is planned for completion in the fall of 2005 to establish the environmental status upon commencement of Magnus exploration activity at Mangshi.

The exploration plan for the Mangshi Property comprises three scales of exploration:

  Local scale exploration along an identified Au shear zone
  Intermediate scale follow-up trenching
  District-scale follow-up of stream drainage anomalies within the exploration license

Local scale exploration is designed to test the known Au trend within the exploration area defined by Au-mineralized rock and greater than 100 ppb Au in soil.  The identified Au trend is covered by the 113.96 sq km exploration license (covered by the Mangshi Joint Venture) and the mining permits within the Mangshi exploration area (the two smaller permits within the exploration area recently acquired by Magnus).

Testing along the identified Au trend is expected to comprise of additional detailed mapping and sampling of mineralized rock and identified breccia zones, as well as the pit floors from the small-scale oxide ore mining operations.  A dipole-dipole Induced Polarization (IP) geophysical survey to be executed by the Yunnan Institute of Geophysics and Geochemistry is scheduled to commence in early November, 2005, and is contracted for 30 line kilometers of surveying.  The IP survey will be completed to identify zones of sulphides (pyrite) and zones of silicification along the depth extent of the northwest-dipping fault and shear zones believed to control Au mineralization in the area.  Upon detailed drill target definition based on the mapping, sampling, and geophysical surveying, a 7,500 meter diamond core drill program is expected to be completed to test the depth extent of the Maiwoba – Guoyuan – Mulingba Au trend.

Drill core sawing and core sample preparation equipment is being purchased to support the core drilling and sampling program, and facilities are being set up on site for the work.

Intermediate and district scale exploration programs involve trench sampling in other target areas where Au soil geochemical anomalies have been identified, and soil survey follow up of stream drainage Au anomalies within the exploration license area.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China.  Magnus retains a potential earn-in 90% interest in two joint venture companies with its Chinese partner Yunnan Province Nuclear Industry Brigade 209 ("Team 209"): Yunnan Long Teng Mining Ltd. which holds the Huidong property and Yunnan Western Mining Ltd. which holds the Mangshi property.

Huidong is a gold-copper prospect in Sichuan Province northwest of, and on trend with, Southwestern Resources' Boka gold project in Yunnan Province. Southwestern Resources has recently reported a preliminary combined indicated and inferred resource at the Boka project of 5.4 million ounces of gold. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties. Infill sampling, trenching, and tunneling are being conducted at

Huidong to follow up three highly anomalous gold zones identified by comprehensive soil and rock geochemistry surveys.

The Mangshi property is located within the Luxi Gold Belt, a 40km geological trend in western Yunnan province. Work-to-date has outlined a potentially large gold-mineralized zone with simple geology and near-surface mineralization allowing for the near-term commencement of a 7,500m drilling program. The confirmation of the downward extension of the gold mineralization already outlined at the surface would strongly indicate an emerging model of a potentially large sediment-hosted gold deposit of the “Carlin” type.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.